Exhibit 10.7

ACRI CAPITAL ACQUISITION CORPORATION

Board of Director Officer Letter

Dear [XX],

On behalf of Acri Capital Acquisition Corporation, a Delaware corporation (the “Company”), I am pleased to invite you to join the Company’s Board of Directors (the “Board”), subject to effectiveness of the registration statement on Form S-1 in connection with the initial public offering of the Company (the date of such election being the “Effective Date”). You will serve as a director from the Effective Date until the date upon which you are not re-elected or your earlier removal or resignation.

In consideration for your service on the Board and subject to approval by the Board, you will be offered a cash compensation of $80,000 among which (i) $20,000 will be payable upon the closing of this offering; (ii) $20,000 will be payable upon completion of the three month period after the closing; (iii) $20,000 will be payable upon completion of the six month period after the closing, and (iv) $20,000 will be payable upon the closing of our initial business combination.

The Company will reimburse you for all reasonable travel expenses that you incur in connection with your attendance at meetings of the Board, in accordance with the Company’s expense reimbursement policy as in effect from time to time. In addition, you will receive indemnification as a director of the Company to the maximum extent extended to directors of the Company generally, as set forth in the Company’s certificate of incorporation, bylaws, an indemnification agreement between the Company and you (which will be provided to you upon the Effective Date) and any director and officer insurance the Company may have and maintain from time to time.

In accepting this offer, you are representing to us that (i) you do not know of any conflict which would restrict your service on the Board and (ii) you will not provide the Company with any documents, records, or other confidential information belonging to other parties.

This letter sets forth the entire compensation you will receive for your service on the Board. Nothing in this letter should be construed as an offer of employment. If the foregoing terms are agreeable, please indicate your acceptance by signing the letter in the space provided below and returning this letter to the Company.

Sincerely,

Acri Capital Acquisition Corporation

By:
Name:
Title

Accepted and Agreed

Signature:
Name:
Date: March 8, 2022